EXHIBIT 99.1

Melvin L. Flowers Appointed to Broadridge Board of Directors

New York June 8, 2021 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader, is pleased to announce the appointment of Melvin L. Flowers as an independent member of its Board of Directors, effective June 8, 2021. Following his appointment, Broadridge’s Board consists of 11 members, 9 of whom are independent.

Mr. Flowers worked at Microsoft Corporation for over 16 years, most recently as Corporate Vice President of Internal Audit and Enterprise Risk Management where he oversaw the Internal Audit Department, Enterprise Risk Management team and Financial Integrity Unit with the principal charge of ensuring that management identified and managed key risk across the company and designed and implemented sound internal controls and compliance systems. Prior to that, he served as the Senior Controller for the Mobile and Embedded Devices business, responsible for accounting, management reporting, and internal controls and compliance.

“Melvin is a talented executive whose extensive experience and background in finance and technology will be an asset to the Broadridge Board of Directors,” said Rich Daly, executive chairman of the Board. “We look forward to his insights and perspective as Broadridge continues to focus on its long-term growth, investing in next-gen technology and its business across governance, capital markets and wealth and investment management to help clients be ready for what’s next.”

Mr. Flowers is an experienced finance executive with substantial experience in the technology sector. Prior to Microsoft, he served as the Chief Financial Officer of Novatel Wireless, a NASDAQ-listed Internet of Things (IoT) solutions provider to the telematics market. Before Novatel, he worked as Chief Financial Officer throughout the 1990s at several public and private companies. Mr. Flowers is currently a member of the Board of Trustees of Seattle University where he serves as Chairman of the Audit Committee.

“As a provider of mission-critical infrastructure powering investing, governance and communications, Broadridge plays a unique role in helping clients simplify complexity by leveraging next-gen technology across the financial services industry,” said Mr. Flowers. “I am honored to join the Board and look forward to helping Broadridge continue to grow for the long term and serve its clients and the larger financial services eco-system.”

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $4.5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge’s infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge’s technology and operations platforms underpin the daily trading of on average more than U.S. $10 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 12,000 associates in 21 countries. For more information about us and what we can do for you, please visit www.broadridge.com.

Investors:
W. Edings Thibault
Investor Relations
+ 1 516-472-5129
Edings.thibault@broadridge.com

Media:
Gregg Rosenberg
Corporate Communications
+1 212-918-6966
Gregg.rosenberg@broadridge.com